Exhibit 15.1

The Board of Directors and Stockholders
Kansas City Southern:

Re: Registration Statement Nos. 002-85200, 002-81228, 002-66477, 002-70370, 002-62526, 033-50517, 033-50519, 033-64511, 033-59388, 033-54168, 033-08880, 333-91993, 333-73122, 333-58250, 333-51854, 333-91478 and 333-126207 on Form S-8, and 333-130112 on
Form S-3
With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated October 25, 2007 related to our review of interim financial information.
Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

KPMG LLP
Kansas City, MO
October 25, 2007